EXHIBIT (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 23, 2005, relating to the financial statements and financial highlights which appears in the September 30, 2005 Annual Report to Shareholders of the 2010 Fund, 2015 Fund, 2020 Fund, 2025 Fund, 2030 Fund, 2035 Fund and 2040 Fund constituting the Lifecycle Funds of the TIAA-CREF Institutional Mutual Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York
January 27, 2006